EXHIBIT 10.12
SUMMARY SHEET: 2008 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
1.	Each director shall receive an aggregate annual cash stipend of $15,000 to be paid in quarterly installments.

2.	Each director shall receive $2,000 cash for each face-to-face meeting of the Board attended.

3.	Each director shall receive $1,500 cash for each telephonic meeting of the Board attended.

4.	Each board committee member shall receive $500 cash for each board committee meeting attended in conjunction with a face-to-face board meeting.

5.	Each board member shall receive $1,500 cash for each board committee meeting attended, whether stand alone, telephonic or face-to-face, except as noted in paragraph (4) above.

6.	The audit committee chairman shall receive an additional aggregate cash stipend of $50,000 to be paid in quarterly installments and an additional 1,000 shares of restricted stock.

7.	The chairman of each other committee shall receive an additional aggregate cash stipend of $3,000 to be paid in quarterly installments.

8.	Each director shall receive annually an aggregate of $60,000 in shares of immediately vested common stock with the number of shares to be issued being determined by the closing price on the date of the 2008 annual meeting.